Exhibit 15.3

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements (Registration No. 333-232735 and 333-252141 on Form S-8 and Registration Statement Nos. 333-228121, 333-249347, 333-261127, 333-264298, 333-267584, 333-272338 and 333-276427 on Form F-3) of our report dated June 28, 2024, relating to the consolidated financial statements of Altamira Medica AG appearing in the Annual Report on Form 20-F of Altamira Therapeutics Ltd. for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding Altamira Medica AG’s ability to continue as a going concern.

BDO AG

/s/ Christoph Tschumi	/s/ Marc Furlato
Christoph Tschumi Zurich July 1, 2024	Marc Furlato